EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 1, 2005, except for Note 14 as to which the date is June 15, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of MTI Technology Corporation on Form 10-K for the year ended April 2, 2005, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Irvine, California
October 26, 2005